UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 12, 2005

SCANSOFT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-27038	94-3156479

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Centennial Drive
Peabody, Massachusetts 01960
(Address of Principal Executive Offices, including Zip Code)

(978) 977-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     In connection with the acquisition of MedRemote, Inc. (“MedRemote”) on May 12, 2005, and in accordance with NASDAQ Marketplace Rule 4350, ScanSoft, Inc. (“ScanSoft”) issued 446,663 shares of its common stock, in the form of stand alone restricted stock grants, as an inducement material to 14 individuals entering into employment arrangements with ScanSoft. The shares of restricted stock were granted with the approval of the Compensation Committee of ScanSoft’s Board of Directors, and vest over a three year period, subject to acceleration upon the achievement of certain performance targets. These shares are in addition to the approximately 1.54 million shares issued in the MedRemote acquisition. A copy of the form of Stand Alone Restricted Stock Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. For a description of the acquisition of MedRemote, see Item 8.01 below.

Item 8.01. Other Events.

     On May 12, 2005, ScanSoft completed its acquisition of MedRemote, an innovator in medical informatics and transcription workflow solutions for approximately 1.54 million shares of ScanSoft common stock, and approximately $6.2 million in cash (net of cash on hand at closing). A copy of the press release issued by ScanSoft on May 16, 2005 concerning the completion of the acquisition is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Stand Alone Restricted Stock Purchase Agreement.

99.1	Press Release, dated May 16, 2005, by ScanSoft, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSoft, Inc.

By:	/s/ James R. Arnold, Jr.

James R. Arnold, Jr.
Chief Financial Officer

Date: May 17, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Stand Alone Restricted Stock Purchase Agreement.

99.1	Press Release, dated May 16, 2005, by ScanSoft, Inc.